Exhibit 10.3
For Clerk of Court Use
PREPARED BY: Thomas P. Angelo, Esq.
RETURN TO: Thomas P. Angelo, Esq.
Angelo & Banta, P.A.
515 East Las Olas Boulevard, Suite 850
Fort Lauderdale, Florida 33301
FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $26,775.00 AND FLORIDA NON-RECURRING INTANGIBLE TAXES IN THE AMOUNT OF $15,300.00 ARE BEING PAID UPON RECORDATION OF THIS INSTRUMENT.
MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT
This MORTGAGE ASSIGNMENT OF RENTS AND SECURITY AGREEMENT (hereafter referred to as “Mortgage”) made January 4, 2007, by and between Wachovia Bank, National Association, a national banking association, whose address is 225 Water Street, Jacksonville, Florida 32202 (“Bank”), and SBS MIAMI BROADCAST CENTER, INC., a Delaware corporation whose address is 2601 S. Bayshore Drive, PH II, Coconut Grove, Florida 33133 (“Mortgagor”).
W I T N E S S E T H :
     To secure payment and performance of obligations under that certain Promissory Note dated of even date herewith, in the original principal amount of $7,650,000.00, made by Mortgagor payable to Bank (as the same may be amended, modified, extended or increased from time to time, the “Note”), this Mortgage, any present or future Letters of Credit issued by Bank for the account of Mortgagor, other loan documents as defined in the Note (the “Loan Documents”), and swap agreements as defined in 11 U.S.C. § 101, as in effect from time to time, and any renewals, extensions, novations, or modifications of the foregoing (collectively the “Obligations”), and in consideration of these premises and for other consideration, Mortgagor does mortgage, grant and convey unto Bank (for itself and its affiliates), its successors and assigns all of Mortgagor’s right, title and interest now owned or hereafter acquired in and to each of the following (collectively, the “Property”): (i) all those certain tracts of land in the State of Florida more particularly described in EXHIBIT A attached hereto and made part hereof (the “Land”); (ii) all buildings and improvements now or hereafter erected on the Land; (iii) all fixtures, machinery, equipment and other articles of real, personal or mixed property attached to, situated or installed in or upon, or used in the operation or maintenance of, the Land or any buildings or improvements situated thereon, whether or not such real, personal or mixed property is or shall be affixed to the Land; (iv) all building materials, building machinery and building equipment delivered on site to the Land during the course of, or in connection with, any construction, repair or renovation of the buildings and improvements situated or to be situated thereon; (v) all leases, licenses or occupancy agreements of all or any part of the Land and all extensions, renewals, and modifications thereof, and any options, rights of first refusal or guarantees relating thereto; all rents, income, revenues, security deposits, issues, profits, awards and payments of any kind payable under the leases or otherwise arising from the Land; (vi) all contract rights, accounts receivable and general intangibles relating to the Land or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits; all maps, plans, surveys and specifications; all warranties and guaranties; all permits, licenses and approvals; and all insurance policies; (vii) all estates, rights, tenements, hereditaments, privileges, easements, and appurtenances of any kind benefiting the Land; all means of access to and from the Land, whether public or private; and all water and mineral rights; and (viii) all “Proceeds” of any of the above-described property, which term shall have the meaning given to it in the Uniform Commercial Code of the jurisdiction where this Mortgage is recorded (the “UCC”), whether cash or non-cash, and including insurance proceeds and condemnation awards; and all replacements, substitutions and accessions thereof.
     In the event that Mortgagor is the owner of a leasehold estate with respect to any portion of the Property and Mortgagor obtains a fee estate in such portions of the Property, then, such fee estate shall automatically, and without further action of any kind on the part of the Mortgagor, be and become subject to the security title and lien of this Agreement.
     TO HAVE AND TO HOLD the Property and all the estate, right, title and interest, in law and in equity, of Mortgagor’s in and to the Property unto Bank, its successors and assigns, forever.
     Mortgagor WARRANTS AND REPRESENTS that Mortgagor is lawfully seized of the Property, in fee simple, absolute, that Mortgagor has the legal right to convey and encumber the same, and that the Property is free and clear of all liens and encumbrances. Mortgagor further warrants and will forever defend all and singular the Property and title thereto to Bank and Bank’s successors and assigns, against the lawful claims of all persons whomsoever.
     PROVIDED ALWAYS that if (i) all the Obligations (including without limitation, all termination payments and any other amounts due under or in connection with any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) secured hereunder) are paid in full, (ii) each and every representation, warranty, agreement, covenant and condition of this Mortgage, and the other Loan Documents, are complied with and abided by, and (iii) any and all swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) secured hereunder have matured or been terminated, then this Mortgage and the estate hereby created shall cease and be null, void, and canceled of record.
     To protect the security of this Mortgage, Mortgagor further represents and agrees with Bank as follows:
     Payment of Obligations. That the Obligations shall be timely paid and performed.
     Future Advances. This Mortgage is given to secure not only existing Obligations, but also future advances, including obligations under swap agreements made, and future swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) entered into with Bank or any of its affiliates, within 20 years of the date of this Mortgage to the same extent as if such future advances and swap agreements are made on the date of the execution of this Mortgage. The principal amount that may be so secured may decrease or increase from time to time, but the total amount so secured at any one time shall not exceed $35,000,000.00, plus all interest, costs, reimbursements, fees and expenses due under this Mortgage and secured hereby. Mortgagor shall not execute any document that impairs or otherwise impacts the priority of any existing or future Obligations secured by this Mortgage.
     Grant of Security Interest in Personal Property. This Mortgage constitutes a security agreement under the UCC and shall be deemed to constitute a fixture financing statement hereby grants a security interest in any personal property included in the Property. On request of Bank, Mortgagor will execute one or more Financing Statements in form satisfactory to Bank and will pay all costs and expenses of filing the same in all public filing offices, where filing is deemed desirable by Bank. Bank is authorized to file Financing Statements relating to the Property without Mortgagor’s signature where permitted by law. Mortgagor appoints Bank as its attorney-in-fact to execute such documents necessary to perfect Bank’s security interest on Mortgagor’s behalf. The appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain outstanding.
Nothing herein obligates Bank to provide credit in excess of the Obligations.
     Leases, Subleases and Easements. Mortgagor shall maintain, enforce and cause to be performed all of the terms and conditions under any lease, sublease or easement which may constitute a portion of the Property. Mortgagor shall not, without the consent of Bank (which consent shall not be unreasonably withheld or delayed), enter into any new lease of all or any portion of the Property except to an affiliate of Borrower (which lease(s) shall be subordinate to Bank’s rights pursuant to a subordination and attornment agreement in a form acceptable to Bank in its sole and absolute discretion and the terms of such lease(s) shall be subject to Bank’s reasonable approval), agree to the cancellation or surrender under any lease of all or any portion of the Property, agree to prepayment of rents, issues or profits (other than rent paid at the signing of a lease or sublease), modify any such lease so as to shorten the term, decrease the rent, accelerate the payment of rent, or change the terms of any renewal option; and any such purported new lease, cancellation, surrender, prepayment or modification made without the consent of Bank shall be void as against Bank.
     Notwithstanding the foregoing, Mortgagor may modify the terms of that certain Memorandum of Agreement recorded October 7, 1998, in Official Records Book 18304, at Page 193, of the Public Records of Miami-Dade County, Florida, relating to an approximate 35’ strip of land on the northern boundary of the Property and create an easement for such strip of the Property, provided that the form and substance of such easement is approved by Bank in its reasonable discretion prior to recording of such easement.
     Required Insurance. Mortgagor shall maintain with respect to the Property: (i) during construction of any improvements on the Property, “all-risk” builders risk insurance which must include windstorm, hail damage, fire and vandalism (non-reporting Completed Value with Special Cause of Loss form), in an amount not less than the lesser of (a) the completed replacement value of the improvements under construction and (b) the outstanding principal amount of the Note, plus accrued interest, naming Bank as mortgagee and loss payee; (ii) upon completion of construction, upon occupancy of any improvements, and at all other times, insurance against loss or damage by fire and other casualties and hazards by insurance written on an “all risks” basis, including malicious mischief, collapse and sinkhole coverage, in an amount not less than the lesser of (a) the completed replacement value of the improvements and (b) the outstanding principal amount of the Note, plus accrued interest, naming Bank as loss payee and mortgagee; (iii) if the Property is required to be insured pursuant to the National Flood Reform Act of 1994, and the regulations promulgated thereunder, flood insurance is required in the amount equal to the lesser of the loan amount or maximum available under the National Flood Insurance Program. If, after closing, the Property (or any part thereof) is remapped and if the vertical improvements are determined to be located in a special flood hazard area, Mortgagor must obtain and maintain a flood insurance policy. If, within forty-five (45) days of receipt of notification from Bank that the Property has been reclassified by FEMA as being located in a special flood hazard area, Mortgagor has not provided sufficient evidence of flood insurance, Bank is mandated under federal law to purchase flood insurance on behalf of Mortgagor, and Bank will add the associated costs to the principal balance of the Note; (iv) as applicable, insurance which complies with the workers’ compensation and employers’ liability laws of all states in which Mortgagor shall be required to maintain such insurance; and (v) liability insurance providing coverage in such amount as Bank may reasonably require but in no event less than $1,000,000.00 combined single limit, naming Bank as an additional insured; and (vi) such other insurance as Bank may reasonably require from time to time; provided such insurance is customary for property of this nature and is otherwise available at commercially reasonable rates.

     All property insurance policies shall contain an endorsement or agreement by the insurer in form reasonably satisfactory to Bank that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Mortgagor and the further agreement (within both the property and liability policies) of the insurer waiving rights of subrogation against Bank, and rights of set-off, counterclaim or deductions against Mortgagor.
     All insurance policies shall be in form, provide coverages, be issued by companies and be in amounts reasonably satisfactory to Bank, as required above. At least 30 days prior to the expiration of each such policy, Mortgagor shall furnish Bank with evidence satisfactory to Bank that such policy has been renewed or replaced or is no longer required hereunder. All such policies shall provide that the policy will not be canceled or materially amended without at least 30 days prior written notice to Bank. In the event Mortgagor fails to provide, maintain, keep in force, and furnish to Bank the policies of insurance required by this paragraph, Bank may procure such insurance or single-interest insurance in such amounts, at such premium, for such risks and by such means as Bank chooses, at Mortgagor’s expense; provided however, Bank shall have no responsibility to obtain any insurance, but if Bank does obtain insurance, Bank shall have no responsibility to assure that the insurance obtained shall be adequate or provide any protection to Mortgagor.
     Insurance Proceeds. After occurrence of any loss to any of the Property, Mortgagor shall give prompt written notice thereof to Bank.
     In the event of such loss all insurance proceeds, including unearned premiums, shall be payable to Bank, and Mortgagor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Bank and not to Bank and Mortgagor jointly. Bank is hereby authorized by Mortgagor to make proof of loss if not promptly made by Mortgagor, settle, adjust or compromise any claims for loss or damage under any policy or policies of insurance and Mortgagor appoints Bank as its attorney-in-fact to receive and endorse any insurance proceeds to Bank, which appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain unsatisfied. Mortgagor shall pay the costs of collection, including attorneys’ fees, of insurance proceeds payable on account of such damage or destruction. Mortgagor shall have no claim against the insurance proceeds, or be entitled to any portion thereof, and all rights to the insurance proceeds are hereby assigned to Bank as security for payment of the Obligations. Notwithstanding the foregoing, prior to the occurrence of a Default, Mortgagor may settle, adjust or compromise any claims for loss or damage under any policy or policies of insurance and Bank’s consent to any settlement, adjustment or compromise shall not be unreasonably withheld.
     In the event of any damage to or destruction of the Property, Bank shall have the option of applying or paying all or part of the insurance proceeds to (i) the Obligations in such order as Bank may determine, (ii) restoration, replacement or repair of the Property in accordance with Bank’s standard construction loan disbursement conditions and requirements, or (iii) Mortgagor. Nothing herein shall be deemed to excuse Mortgagor from restoring, repairing and maintaining the Property as required herein.
     Notwithstanding the foregoing, provided that all of the following conditions are fully satisfied by Mortgagor, Bank shall disburse insurance proceeds for repair and restoration of the Property in accordance with Bank’s standard construction loan disbursement conditions and requirements: (i) no default or event which, with the giving of notice or the passage of time, or both, would constitute a default shall have occurred under any Loan Document; (ii) Mortgagor shall have delivered evidence satisfactory to Bank that the Property can be fully repaired and restored at least six (6) months prior to the maturity of the Obligations; (iii) the work is performed under a fixed price or guaranteed maximum price contract reasonably satisfactory to Bank in accordance with plans and specifications and a budget satisfactory to Bank in accordance with all legal requirements; (iv) Mortgagor shall have deposited with Bank for disbursement in connection with the restoration the greater of: (A) the applicable deductible under the insurance policies covering the loss; or (B) the amount by which the cost of restoration of the Property to substantially the same value, condition and character as existed prior to such damage is estimated by Bank to exceed the net insurance proceeds; (v) Mortgagor’s insurance company has agreed in writing to pay the Mortgagor’s claim as to the casualty and the proceeds from such claim, together with Borrower’s deposit under the preceding subsection (iv) is sufficient to rebuild the Property; (vi) Mortgagor has paid as and when due all of Bank’s costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including without limitation, inspection, monitoring, engineering and legal fees. If not paid on demand, at Bank’s option, such costs may be deducted from the disbursements made by Bank or added to the sums secured by this Mortgage; and (vii) such other terms and conditions as Bank may reasonably require.
     Notwithstanding the foregoing, provided that all of the following conditions are fully satisfied by Mortgagor, Bank shall not apply insurance proceeds to the Obligations if such application would be adverse to any swap agreement entered by Mortgagor in connection with Loan: (i) no default or event which, with the giving of notice or the passage of time, or both, would constitute a default shall have occurred under any Loan Document; (ii) no lease of the Property has been cancelled or terminated, is not cancelable or terminable by the tenant or Mortgagor on account of the casualty, or, if it is, the tenant or Mortgagor (as applicable) has waived in writing its right to cancel; (iii) Mortgagor has paid as and when due all of Bank’s costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including without limitation, inspection, monitoring, engineering and legal fees; if not paid on demand, at Bank’s option, such costs may be deducted from the disbursements made by Bank or added to the sums secured by this Mortgage; and (iv) such other terms and conditions as Bank may reasonably require. In the event the application of such insurance proceeds would be adverse to any swap agreement entered into by Mortgagor in connection with the Loan, and the above conditions are fully satisfied, Bank shall place the insurance proceeds in a restricted account, in which restricted account Bank shall have a perfected security interest, until such time as the application of such insurance proceeds to the Obligations would not be adverse to any swap agreement.
     Impositions; Escrow Deposit. Mortgagor will pay all taxes, levies, assessments and other fees and charges imposed upon or which may become a lien upon the Property under any law or ordinance (all of the foregoing collectively “Impositions”) before they become delinquent, except for liens for taxes contested by Mortgagor in good faith. Upon the occurrence of a Default and upon the request of Bank, Mortgagor shall add to each periodic payment required under the Note the amount estimated by Bank to be sufficient to enable Bank to pay, as they come due, all Impositions and insurance premiums which Mortgagor is required to pay hereunder. Payments requested under this provision shall be supplemented or adjusted as required by Bank from time to time. Such funds may be commingled with the general funds of Bank and shall not earn interest. Upon the occurrence of a Default, Bank may apply such funds to pay any of the Obligations.
     Use of Property. Mortgagor shall use and operate, and require its lessees or licensees to use and operate, the Property in compliance with all applicable laws (including, for example, the Americans with Disabilities Act and the Fair Housing Act) and ordinances, covenants, and restrictions, and with all applicable requirements of any lease or sublease now or hereafter affecting the Property. Mortgagor shall not permit any unlawful use of the Property or any use that may give rise to a claim of forfeiture of any of the Property. Mortgagor shall not allow changes in the stated use of Property from that disclosed to Bank at the time of execution hereof. Mortgagor shall not initiate or acquiesce to a zoning change of the Property without prior notice to, and written consent of, Bank.
     Maintenance, Repairs and Alterations. Mortgagor shall keep and maintain the Property in good condition and repair and fully protected from the elements to the reasonable satisfaction of Bank. Other than in connection with Mortgagor’s planned renovation of the building located on the Property related to its planned use as a broadcast center, Mortgagor will not remove, demolish or structurally alter any of the buildings or other improvements on the Property (except such alterations as may be required by laws, ordinances or regulations) without the prior written consent of Bank. Mortgagor shall promptly notify Bank in writing of any material loss, damage or adverse condition affecting the Property.
     Eminent Domain. Should the Property or any interest therein be taken or damaged by reason of any public use or improvement or condemnation proceeding (“Condemnation”), or should Mortgagor receive any notice or other information regarding such Condemnation, Mortgagor shall give prompt written notice thereof to Bank. Bank shall be entitled to all compensation, awards and other payments or relief granted in connection with such Condemnation and, at its option, may commence, appear in and prosecute in its own name any action or proceedings relating thereto. After the occurrence of a Default, Bank shall be entitled to make any compromise or settlement in connection with such taking or damage. All compensation, awards, and damages awarded to Mortgagor related to any Condemnation (the “Proceeds”) are hereby assigned to Bank and Mortgagor agrees to execute such further assignments of the Proceeds as Bank may reasonably require. Bank shall have the option of applying or paying the Proceeds in the same manner as insurance proceeds as provided herein. Mortgagor appoints Bank as its attorney-in-fact to receive and endorse the Proceeds to Bank, which appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain unsatisfied.
     Notwithstanding the provisions of this section to the contrary, if a “de minimis” (as hereinafter defined) portion of the Property is taken by condemnation and if in Bank’s reasonable judgment such portion may be restored or repaired to the similar condition immediately prior to such taking without impairment of Bank’s security or the value of the Property, then, provided the following conditions are satisfied, as determined by Bank in its reasonable discretion, the Condemnation Proceeds received by Bank with respect to such taking, after deducting therefrom all of Bank’s costs and expenses incurred by Bank in connection with such Condemnation, shall be disbursed to Mortgagor as work progresses pursuant to a construction and disbursing agreement in form and content satisfactory to Bank in its sole discretion, and Mortgagor shall promptly and diligently, regardless of whether there are sufficient proceeds therefor, restore and repair the Property in a manner satisfactory to Bank. The term “de minimis” for the purposes of this section means an amount, as determined by Bank in its reasonable discretion.
The following conditions shall be satisfied, in Bank’s sole and absolute discretion:
(i)	Mortgagor shall have (a) delivered evidence that Condemnation Proceeds (excluding such amounts as are attributable to a loss of rent, income, business or profits) exist in an amount sufficient to reconstruct the improvements located on the Property; and/or (b) made a deposit to Bank in such amount;

(ii)	no Default shall exist and/or no condition shall exist which but for notice, passage of time, or both, would constitute a Default;

(iii)	the contemplated reconstruction shall not extend the “Maturity Date” set forth in the Note or suspend or abate any obligation of Mortgagor or any Guarantor or any other person;

(iv)	Mortgagor shall have obtained all necessary permits and other approvals to reconstruct the Property;

(v)	Bank shall be satisfied that it will not incur any liability to any other person as a result of such use or release of Condemnation Proceeds.
In the event any one or more of the conditions set forth in this section above is not satisfied, Bank may elect, in its sole and absolute discretion, to apply the Condemnation Proceeds against the balance of the Obligations, whether or not due, in such manner as Bank shall elect. If a Default shall occur hereunder, of if Mortgagor shall fail diligently to pursue and complete the reconstruction, Bank may, in its sole discretion, apply any undisbursed Condemnation Proceeds and any of Mortgagor’s deposits against the balance of the Obligations, whether or not due, in such manner as Bank shall elect.
     Notwithstanding the foregoing, provided that all of the following conditions are fully satisfied by Mortgagor, Bank shall not apply Condemnation Proceeds to the Obligations if such application would be adverse to any swap agreement entered by Mortgagor in connection with Loan: (i) no default or event which, with the giving of notice or the passage of time, or both, would constitute a default shall have occurred under any Loan Document; (ii) no lease of the Property is cancelable or terminable by the tenant or Mortgagor on account of the Condemnation or, if it is, the tenant or Mortgagor (as applicable) has waived in writing its right to cancel; (iii) Mortgagor has paid as and when due all of Bank’s costs and expenses incurred in connection with the collection and disbursement of Condemnation Proceeds, including without limitation, inspection, monitoring, engineering and legal fees; if not paid on demand, at Bank’s option, such costs may be deducted from the disbursements made by Bank or added to the sums secured by this Mortgage; and (iv) such other terms and conditions as Bank may reasonably require. In the event the application of such Condemnation Proceeds would be adverse to any swap agreement entered into by Mortgagor in connection with the Loan, and the above conditions are fully satisfied, Bank shall place the Condemnation Proceeds in a restricted account, in which restricted account Bank shall have a perfected security interest, until such time as the application of such Condemnation Proceeds to the Obligations would not be adverse to any swap agreement.
     Environmental Condition of Property and Indemnity. Mortgagor warrants and represents to Bank, except as reported by Mortgagor to Bank in writing (including any environmental reports provided to Bank), that: (i) Mortgagor has inspected and is familiar with the environmental condition of the Property; (ii) to Mortgagor’s knowledge, after diligent inquiry, the Property and Mortgagor, and any occupants of the Property, are in compliance with and shall continue to be in compliance with all applicable federal, state and local laws and regulations intended to protect the environment and public health and safety as the same may be amended from time to time (“Environmental Laws”); (iii) to Mortgagor’s knowledge, after diligent inquiry, the Property is not and has never been used to generate, handle, treat, store or dispose of, in any quantity, oil, petroleum products, hazardous or toxic substances, hazardous waste, regulated substances or hazardous air pollutants (“Hazardous Materials”) in violation of any Environmental Laws; (iv) to Mortgagor’s knowledge, after diligent inquiry, no Hazardous Materials (including asbestos, mold or lead paint in any form) are located on or under the Property or emanate from the Property; (v) there are no unregistered underground storage tanks on the Property that are subject to any underground storage tank registration laws or regulations; (vi) no notice has been received by Mortgagor with regard to any Hazardous Material on the Property; (vii) no action, investigation or proceeding is pending or to Mortgagor’s knowledge threatened which seeks to enforce any right or remedy against Mortgagor or the Property under any Environmental Law; and (viii) all licenses, permits and other governmental or regulatory actions necessary for the Property to comply with Environmental Laws shall be obtained and maintained and Mortgagor shall assure compliance therewith.
     Further, Mortgagor represents to Bank that no portion of the Property is a protected wetland. Mortgagor agrees to notify Bank immediately upon receipt of any citations, warnings, orders, notices, consent agreements, process or claims alleging or relating to violations of any Environmental Laws or to the environmental condition of the Property and shall conduct and complete all investigations and all cleanup actions necessary to comply with the Environmental Laws and to remove, in accordance with Environmental Laws, any Hazardous Material from the Property.
     Mortgagor shall indemnify, hold harmless, and defend Bank from and against any and all damages, penalties, fines, claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’, consultants’ or experts’ fees of every kind and nature incurred, suffered by or asserted against Bank as a direct or indirect result of: (i) representations made by Mortgagor in this Section being or becoming untrue in any material respect; (ii) Mortgagor’s violation of or failure to meet the requirements of any Environmental Laws; or (iii) Hazardous Materials which, while the Property is subject to this Mortgage, exist on the Property. Bank shall have the right to arrange for or conduct environmental inspections of the Property from time to time (including the taking of soil, water, air or material samples). The cost of such inspections made after Default (as hereinafter defined) or which are required by laws or regulations applicable to Bank shall be borne by Mortgagor. However, Mortgagor’s indemnity shall not apply to any negligent or intentional act of Bank which takes place before or after foreclosure or satisfaction of this Mortgage. These indemnification obligations are in addition to General Indemnification provisions set forth hereafter. Mortgagor’s Obligations under this section shall continue, survive and remain in full force and effect notwithstanding the repayment of the Obligations, a foreclosure of or exercise of power of sale under this instrument, a delivery of a deed in lieu of foreclosure, a cancellation or termination of record of this instrument and the transfer of the Property.
     Appraisals. Mortgagor agrees that Bank may obtain an appraisal of the Property when required by the regulations of the Federal Reserve Board or the Office of the Comptroller of the Currency, or any other regulatory agency or at such other times as Bank may reasonably require. Such appraisals shall be performed by an independent third party appraiser selected by Bank. The cost of such appraisals shall be borne by Mortgagor. If requested by Bank, Mortgagor shall execute an engagement letter addressed to the appraiser selected by Bank. Mortgagor’s failure or refusal to sign such an engagement letter, however, shall not impair Bank’s right to obtain such an appraisal. Mortgagor agrees to pay the cost of such appraisal within 10 days after receiving an invoice for such appraisal.

     Inspections. Bank, or its representatives or agents, are authorized to enter at any reasonable time upon any part of the Property for the purpose of inspecting the Property and for the purpose of performing any of the acts it is authorized to perform under the terms of this Mortgage.
     Liens and Subrogation. Mortgagor shall pay and promptly discharge all liens, claims and encumbrances upon the Property. Mortgagor shall have the right to contest in good faith the validity of any such lien, claim or encumbrance, provided: (i) such contest suspends the collection thereof or there is no danger of the Property being sold or forfeited while such contest is pending; (ii) Mortgagor first deposits with Bank a bond or other security satisfactory to Bank in such amounts as Bank shall reasonably require; and (iii) Mortgagor thereafter diligently proceeds to cause such lien, claim or encumbrance to be removed and discharged.
     Bank shall be subrogated to any liens, claims and encumbrances against Mortgagor or the Property that are paid or discharged through payment by Bank or with loan proceeds, notwithstanding the record cancellation or satisfaction thereof.
     Waiver of Mortgagor’s Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that hereafter may be enacted providing for (i) any appraisement before sale of any portion of the Property, (ii) in any way extending the time for the enforcement of the collection of the Note or the debt evidenced thereby or any of the other Obligations, and any rights to hearing prior to the exercise by Bank of any right, power, or remedy herein provided to Bank.
     To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or seek to take the benefit or advantage of any law now or hereafter in force providing for any exemption (including homestead exemption), appraisement, valuation, stay, extension or redemption, and Mortgagor for themselves and their respective heirs, devisees, representatives, successors and assigns, and for any and all persons claiming any interest in the Property, to the extent permitted by law, hereby waive and release all rights of valuation, appraisement, redemption, stay of execution, the benefit of all exemption laws, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created. Mortgagor further waives any and all notices other than those required under any Loan Document, including, without limitation, notice of intention to accelerate and of acceleration of the Obligations.
     Payments by Bank. In the event of Default (as hereinafter defined) in the timely payment or performance of any of the Obligations, Bank, at its option and without any duty on its part to determine the validity or necessity thereof, may pay the sums for which Mortgagor is obligated. Further, Bank may pay such sums as Bank deems appropriate for the protection and maintenance of the Property including, without limitation, sums to pay Impositions and other levies, assessments or liens, maintain insurance, make repairs, secure the Property, maintain utility service, intervene in any condemnation and pay attorneys’ fees and other fees and costs to enforce this Mortgage or protect the lien hereof (including foreclosure) or collect the Obligations, without limitation, including those incurred in any proceeding including bankruptcy or arbitration. Any amounts so paid shall bear interest at the default rate stated in the Note and shall be secured by this Mortgage.
     Indemnification. Mortgagor shall protect, indemnify and save harmless Bank from and against all losses, liabilities, obligations, claims, damages, penalties, fines, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) imposed upon, incurred by or asserted or assessed against Bank on account of or in connection with (i) the Loan Documents or any failure or alleged failure of Mortgagor to comply with any of the terms of, or the inaccuracy or breach of any representation in, the Loan Documents; (ii) the Collateral or any claim of loss or damage to the Property or any injury or claim of injury to, or death of, any person or property that may be occasioned by any cause whatsoever pertaining to the Property or the use, occupancy or operation thereof, (iii) any failure or alleged failure of Mortgagor to comply with any law, rule or regulation applicable to it or to the Property or the use, occupancy or operation of the Property (including, without limitation, the failure to pay any taxes, fees or other charges), provided that such indemnity shall be effective only to the extent of any Damages that may be sustained by Bank in excess of any net proceeds received by it from any insurance of Mortgagor (other than self-insurance) with respect to such Damages, (iv) any Damages whatsoever by reason of any alleged action, obligation or undertaking of Bank relating in any way to or any matter contemplated by the Loan Documents, (v) any claim for brokerage fees or such other commissions relating to the Property or any other Obligations, or (vi) any and all liability arising from any leases related to the Property. Nothing contained herein shall require Mortgagor to indemnify Bank for any Damages resulting from Bank’s gross negligence or its willful and wrongful acts. The indemnity provided for herein shall survive payment of the Obligations and shall extend to the officers, directors, employees and duly authorized agents of Bank. In the event the Bank incurs any Damages arising out of or in any way relating to the transaction contemplated by the Loan Documents (including any of the matters referred to in this section), the amounts of such Damages shall be added to the Obligations, shall bear interest, to the extent permitted by law, at the interest rate borne by the Obligations from the date incurred until paid and shall be payable on demand.
     Assignment of Rents. Mortgagor hereby absolutely assigns and transfers to Bank all the leases, rents, issues and profits of the Property (collectively “Rents”). Although this assignment is effective immediately, so long as no Default exists, Bank gives to and confers upon Mortgagor the privilege under a revocable license to collect as they become due, but not prior to accrual, the Rents and to demand, receive and enforce payment, give receipts, releases and satisfactions, and sue in the name of Mortgagor for all such Rents. Mortgagor represents there has been no prior assignment of leases or Rents, and agrees not to further assign such leases or Rents. Upon any occurrence of Default, the license granted to Mortgagor herein shall be automatically revoked without further notice to or demand upon Mortgagor, and Bank shall have the right, in its discretion, without notice, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Obligations, (i) to enter upon and take possession of the Property, (ii) notify tenants, subtenants and any property manager to pay Rents to Bank or its designee, and upon receipt of such notice such persons are authorized and directed to make payment as specified in the notice and disregard any contrary direction or instruction by Mortgagor, and (iii) in its own name, sue for or otherwise collect Rents, including those past due, and apply Rents, less costs and expenses of operation and collection, including reasonable attorneys’ fees, to the Obligations in such order and manner as Bank may determine or as otherwise provided for herein. Bank’s exercise of any one or more of the foregoing rights shall not cure or waive any Default or notice of Default hereunder.
     Due on Sale or Further Encumbrance or Transfer of an Interest in Mortgagor. Without the prior written consent of Bank in each instance, Mortgagor shall not (i) sell, convey, transfer or encumber the Property, or any part thereof or interest therein, whether legal or equitable, (ii) cause or permit any transfer of the Property or any part thereof, whether voluntarily, involuntarily or by operation of law, or (iii) enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Property. A “transfer” of the Property includes: (a) the direct or indirect sale, transfer or conveyance of the Property or any portion thereof or interest therein; (b) the execution of an installment sale contract or similar instrument affecting all or any portion of the Property; (c) if Mortgagor or any general partner or member of Mortgagor, is a corporation, partnership, limited liability company, trust or other business entity, the transfer, pledge, assignment or encumbrance (whether in one transaction or a series of transactions) of any stock, partnership, limited liability company or other ownership interests in such corporation, partnership, limited liability company or entity including, without limitation, changes in stockholders, partners, members, managers, trustees, beneficiaries, or their respective interests; whether directly or indirectly; provided, however, that the pledge of Mortgagor’s stock pursuant to that certain First Lien Credit Agreement, among SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation d/b/a SPANISH BROADCASTING SYSTEM OF DELAWARE, INC. (“Guarantor”), as borrower, MERRILL LYNCH, PIERCE FENNER & SMITH, INCORPORATED, as syndication agent, Bank, as documentation agent, LEHMAN COMMERCIAL PAPER INC., as administrative agent and other lenders, as lenders, dated as of June 10, 2005 (as same may be amended, modified, extended or replaced from time to time, the “Senior Credit Facility”) shall not be deemed a transfer; (d) if Mortgagor, or any general partner or member of Mortgagor, is a corporation, the creation or issuance of new stock by which an aggregate of more than 10% of such corporation’s stock shall be vested in a party or parties who are not now stockholders; and (e) an agreement by Mortgagor leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases. Notwithstanding anything to the contrary contained herein, Mortgagor may transfer (i) up to forty-nine percent (49%) of the stock of Mortgagor so long as Guarantor owns, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding shares of Mortgagor and maintains control of the day to day business operations of Mortgagor and so long as Guarantor continues to guaranty the obligations of Mortgagor under the Note, this Mortgage and other Loan Documents, or (ii) subject to the immediately preceding subsection (i), shares of publicly traded stock in Guarantor.
     Bank’s consent to any conveyance or encumbrance may be conditioned upon an increase in the interest rate specified in the Note (or other Obligations), an extension or curtailment of the maturity of the Obligations, or other modification of the Note or this instrument.
     Notwithstanding the foregoing Mortgagor may lease the Property to affiliates of Borrower, which lease(s) shall be subordinate to Bank’s rights pursuant to a subordination and attornment agreement in a form acceptable to Bank in its sole and absolute discretion. The terms of such lease(s) shall be subject to Bank’s reasonable approval.
     Remedies of Bank on Default. Failure of Mortgagor or any other person liable to timely pay or perform, after the expiration of any applicable grace or cure periods set forth in the Loan Documents, any of the Obligations is a default (“Default”) under this Mortgage. Upon the occurrence of Default the following remedies are available, without limitation, to Bank: (i) Bank may exercise any or all of Bank’s remedies under this Mortgage or other Loan Documents including, without limitation, acceleration of the maturity of all payments and Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) with Bank or any of its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; (ii) Bank may take immediate possession of the Property or any part thereof (which Mortgagor agrees to surrender to Bank) and manage, control or lease the same to such persons and at such rental as it may deem proper and collect and apply Rents to the payment of: (a) the Obligations, together with all costs and reasonable attorneys’ fees; (b) all Impositions and any other levies, assessments or liens which may be prior in lien or payment to the Obligations, and premiums for insurance, with interest on all such items; and (c) the cost of all alterations, repairs, replacements and expenses incident to taking and retaining possession of the Property and the management and operation thereof; all in such order or priority as Bank in its sole discretion may determine. The taking of possession shall not prevent concurrent or later proceedings for the foreclosure sale of the Property; (iii) Bank may apply to any court of competent jurisdiction for the appointment of a receiver for all purposes including, without limitation, to manage and operate the Property or any part thereof, and to apply the Rents therefrom as hereinabove provided. In the event of such application, Mortgagor consents to the appointment of a receiver, and agrees that a receiver may be appointed without notice to Mortgagor, without regard to whether Mortgagor has committed waste or permitted deterioration of the Property, without regard to the adequacy of any security for the Obligations, and without regard to the solvency of Mortgagor or any other person, firm or corporation who or which may be liable for the payment of the Obligations; (iv) Bank may exercise all the remedies of a mortgagee as provided by law and in equity including, without limitation, foreclosure upon this Mortgage and sale of the Property, or any part of the Property, at public sale conducted according to applicable law (referred to as “Sale”) and conduct additional Sales as may be required until all of the Property is sold or the Obligations are satisfied; (v) With respect to any portion of the Property governed by the UCC, Bank shall have all of the rights and remedies of a secured party thereunder. Bank may elect to foreclose upon any Property that is fixtures under law applicable to foreclosure of interests in real estate or law applicable to personal property; (vi) Bank may bid at Sale and may accept, as successful bidder, credit of the bid amount against the Obligations as payment of any portion of the purchase price; and (vii) Bank shall apply the proceeds of Sale, first to any fees or attorney fees permitted Bank by law in connection with Sale, second to expenses of foreclosure, publication, and sale permitted Bank by law in connection with Sale, third to the Obligations, and any remaining proceeds as required by law.

     Miscellaneous Provisions. Mortgagor agrees to the following: (i) All remedies available to Bank with respect to this Mortgage or available at law or in equity shall be cumulative and may be pursued concurrently or successively. No delay by Bank in exercising any remedy shall operate as a waiver of that remedy or of any Default. Any payment by Bank or acceptance by Bank of any partial payment shall not constitute a waiver by Bank of any Default; (ii) Mortgagor represents that Mortgagor (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such organization (b) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (c) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Mortgage and any other Loan Document to which it is a party; (iii) The provisions hereof shall be binding upon and inure to the benefit of Mortgagor, its heirs, personal representatives, successors and assigns including, without limitation, subsequent owners of the Property or any part thereof, and shall be binding upon and inure to the benefit of Bank, its successors and assigns and any future holder of the Note or other Obligations; (iv) Any notices, demands or requests shall be sufficiently given Mortgagor if in writing and mailed or delivered to the address of Mortgagor shown above or to another address as provided herein and to Bank if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011, or such other address as Bank may specify from time to time and in the event that Mortgagor changes Mortgagor’s address at any time prior to the date the Obligations are paid in full, that party shall promptly give written notice of such change of address by registered or certified mail, return receipt requested, all charges prepaid. Notices to Bank must include the mail code. (v) This Mortgage may not be changed, terminated or modified orally or in any manner other than by an instrument in writing signed by the parties hereto; (vi) All references to “Bank” shall mean to “Bank (for itself and its affiliate)”; (vii) The captions or headings at the beginning of each paragraph hereof are for the convenience of the parties and are not a part of this Mortgage; (viii) If the lien of this Mortgage is invalid or unenforceable as to any part of the Obligations, the unsecured portion of the Obligations shall be completely paid (and all payments made shall be deemed to have first been applied to payment of the unsecured portion of the Obligations) prior to payment of the secured portion of the Obligations and if any clause, provision or obligation hereunder is determined invalid or unenforceable the remainder of this Mortgage shall be construed and enforced as if such clause, provision or obligation had not been contained herein; (ix) This Mortgage shall be governed by and construed under the laws of the jurisdiction where this Mortgage is recorded; (x) Mortgagor by execution and Bank by acceptance of this Mortgage agree to be bound by the terms and provisions hereof.
     Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     Waiver of Bankruptcy Stay. MORTGAGOR HEREBY AGREES, IN CONSIDERATION OF THE RECITALS AND MUTUAL COVENANTS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, INCLUDING THE EXTENSION OF THE LOAN, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THAT IN THE EVENT THAT MORTGAGOR SHALL FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE UNITED STATES CODE THE AUTOMATIC STAY IMPOSED BY SECTION 362 OF TITLE 11 OF THE UNITED STATES CODE IS WAIVED, AND SUCH WAIVER CONSTITUTES “CAUSE” PURSUANT TO 11 U.S.C. SECTION 362(d)(1) FOR THE IMMEDIATE LIFTING OF THE AUTOMATIC STAY IN FAVOR OF BANK, AND MORTGAGOR HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ALL DEFENSES AND OBJECTIONS TO SUCH LIFTING OF THE AUTOMATIC STAY.
[EXECUTION APPEARS ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Mortgagor has duly signed and sealed this instrument as of the day and year first above written.

Signed, sealed and delivered in the presence of:	Mortgagor SBS MIAMI BROADCAST CENTER, INC., a Delaware corporation
/s/ Melanie M. Montenegro Print Name: Melanie M. Montenegro	By: /s/ Joseph A. Garcia Joseph A. Garcia, Executive Vice President

/s/ Jose Molina Print Name: Jose Molina
State of Florida
County of Miami-Dade
     The foregoing instrument was acknowledged this day by Joseph A. Garcia, as Executive Vice President of SBS MIAMI BROADCAST CENTER, INC., a Delaware corporation on behalf of the corporation, who is personally known to me or who has produced ___as identification.
Witness my hand and official seal, this ___day of December, 2006.

______________________________, Notary Public
Notary Seal
______________________________
(Printed Name of Notary)

Commission Expires: ___________________________

Commission Number: ___________________________